Camflo International Inc.

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Suite# 1205 789 West Pender Street, Vancouver, BC, Canada, V6C-1H2

Tel (604) 685-9181        Fax (604) 685-9182

Suite # 275  999-8 Street S.W., Calgary, Alberta, Canada, T2R-1J5

February 5, 2004                                                               NEWS RELEASE

TSX Venture Symbol: CFF

Camflo Increases Land Holdings at Snipe Lake

Camflo International Inc. (“Camflo”) wishes to announce that at a recent land sale, Camflo and its partners have acquired seven additional sections of mineral rights from the Alberta Crown. These new lands adjoin our previously announced discovery well at 3-28-69-17W5. The newly acquired acreage contains a follow up drilling location to the 3-28 well. Camflo will participate for a 20% working interest in the newly acquired lands and well.

Camflo now participates in 21 sections of land, with varying interests from 3.75%- 20%, in the Snipe Lake Area.

Camflo is a junior oil and gas company with land holdings at Prairie River, Snipe Lake, Rainbow and Alexander areas in Alberta.

For further information, please contact:

Thomas A. Doyle,

Phone: (604) 685-9181

Email camflo@telus.net

CAMFLO INTERNATIONAL INC.

Thomas A. Doyle, President, CEO

THE TSX VENTURE EXCHANGE HAS NEITHER APPROVED NOR DISAPPROVED OF THE INFORMATION CONTAINED HEREIN.